Exhibit 10.14
FORM OF TERMINATION AGREEMENT
This Termination Agreement (this “Agreement”) is entered into as of the Agreement Date by and among Alberto-Culver Company, a Delaware corporation (the “Company”), Sally Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“SHI”) and ___(the “Executive”) and shall be deemed to be effective on the date the last party signs this Agreement (the “Agreement Date”).
WHEREAS, the Company and the Executive have entered into the Severance Agreement dated as of ___(the “Severance Agreement”), pursuant to which the Executive would be entitled to payments and benefits in the event that the Executive’s employment were terminated under the circumstances set forth in the Severance Agreement following, among other things, the approval by the stockholders of the Company of a transaction that constitutes a Change in Control (as defined in the Severance Agreement);
WHEREAS, the Company and CDRS Acquisition LLC (the “Investor”), an affiliate of Clayton, Dubilier and Rice, Inc., a Delaware corporation (“CD&R”), may enter into a transaction whereby, among other things, (i) the Investor will acquire approximately 47.5% of the common stock (the “Equity Investment”) of an entity (“New Sally”) that will own the Sally/BSG business of the Company, and (ii) the Consumer Products and Sally/BSG businesses of the Company will be split into two, separate publicly traded companies (the “Separation” and, together with the Equity Investment and the other transactions contemplated thereby, the “Transaction”);
WHEREAS, the Company intends to treat the Transaction as though it constitutes a Change in Control for the purposes of, and as such term is defined under, the Employee Stock Option Plan of 2003, Employee Stock Option Plan of 1988, 2003 Restricted Stock Plan and 1994 Restricted Stock Plan, and accordingly accelerate the vesting of all options to purchase, and restricted shares of, common stock of the Company issued under such plans, including those held by the Executive, and the options to purchase shares of common stock of the Company held by the Executive shall, effective upon the closing of the Transaction, be converted into options to purchase shares of common stock of New Sally;
WHEREAS, in respect of the Company’s Management Incentive Plan and the 1994 Shareholder Value Incentive Plan, the Company intends to treat the Transaction as though it constitutes a Change in Control (as such term is defined therein) for the participants in such plans, including the Executive; and
WHEREAS, the Company, SHI and the Executive desire to enter into this Agreement pursuant to which the Severance Agreement shall be terminated upon the terms and subject to the conditions contained herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the Company, SHI and the Executive hereby agree as follows:
1.     Termination of Severance Agreement. The Company and the Executive acknowledge that at the effective time of the Separation (the “Effective Time”), the Executive will cease to be an employee of the Company or any of its subsidiaries. In order to resolve all issues that could arise with respect to the Severance Agreement by reason of the Transaction, the Executive, on behalf of the Executive and any person claiming through the Executive, and the Company hereby (a) agree that the Transaction, however effected, including any actions taken in respect thereof or in connection therewith, shall not be deemed to constitute a Change in Control for purposes of the Severance Agreement and (b) terminate effective immediately prior to the Effective Time the Severance Agreement and any and all rights the Executive may have to any payments or benefits pursuant to the Severance Agreement.
2.     Consideration for Termination.
(a)     In consideration for the termination of the Severance Agreement, SHI and the Executive agree that in the event of the termination of the Executive’s employment without Cause by SHI or by the Executive for Good Reason on or after the Agreement Date and prior to the second anniversary of the Effective Time, the Executive shall be entitled to the payments and benefits set forth in Schedule I hereto.

(b)     As additional consideration for the termination of the Severance Agreement, SHI agrees that it and New Sally will enter into a new Severance Agreement substantially in the form attached hereto as Exhibit A (the “New Severance Agreement”), which New Severance Agreement shall become effective at the Effective Time.
If the Executive shall be entitled to any payments or benefits pursuant to the Severance Agreement or the New Severance Agreement in connection with a Change in Control unrelated to the Transaction, then the Executive shall not be entitled to any payments or benefits hereunder.
For purposes of this Section 2, the term “Cause” shall have the meaning assigned to it in the Severance Agreement, provided that (i) the Agreement Date shall be substituted for the term “Change in Control” each place such term appears in such definition, (ii) the term “Company” shall, to the extent the context requires, be deemed to also refer to SHI and its affiliates. “Good Reason” shall mean, without the Executive’s consent, the occurrence of any of the following circumstances during the period beginning on the Agreement Date and ending on the second anniversary of the Effective Time unless such circumstances are fully corrected prior to the expiration of the fifteen (15) calendar day period following delivery to SHI and its parent corporation of the Executive’s notice of intention to terminate his employment for Good Reason describing such circumstances in reasonable detail: (i) a reduction in the Executive’s rate of annual base salary or (ii) a change in location of the Executive’s principal office to a location more than 20 miles from its current location.
3.     Limitations on Payments to the Executive. Solely for the purposes of the computation of benefits under this Agreement and notwithstanding any other provisions hereof, payments to the Executive under this Agreement shall be reduced (but not below zero) so that the present value, as determined in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”), of such payments plus any other payments that must be taken into account for purposes of any computation relating to the Executive under Section 280G(b)(2)(A)(ii) of the Code, shall not, in the aggregate, exceed 2.99 times the Executive’s “base amount,” as such term is defined in Section 280G(b)(3) of the Code. Notwithstanding any other provision hereof, no reduction in payments under the limitation contained in the immediately preceding sentence shall be applied to payments hereunder which do not constitute “excess parachute payments” within the meaning of the Code. Any payments in excess of the limitation of this Section 3 or otherwise determined to be “excess parachute payments” made to the Executive hereunder shall be deemed to be overpayments which shall constitute an amount owing from the Executive to SHI with interest from the date of receipt by the Executive to the date of repayment (or offset) at the applicable federal rate under Section 1274(d) of the Code, compounded semi-annually, which shall be payable upon demand; provided, however, that no repayment shall be required under this sentence if in the written opinion of tax counsel satisfactory to the Executive and delivered to the Executive and SHI such repayment does not allow such overpayment to be excluded for federal income and excise tax purposes from the Executive’s income for the year of receipt or afford the Executive a compensating federal income tax deduction for the year of repayment.
4.     Withholding Taxes. SHI may withhold from all payments due to the Executive (or the Executive’s estate or beneficiaries) hereunder all taxes which, by applicable federal, state, local or other law, are required to be withheld therefrom.
5.     Agreement Date; Termination of Agreement. This Agreement shall be effective on the Agreement Date. This Agreement shall terminate and be of no further force or effect, except in respect of any benefits then accrued by the Executive hereunder, if and only if (a) the principal agreements related to the Transaction are not signed by the Company and the Investor (or another affiliate of CD&R) on or prior to October 31, 2006, or (b) such principal agreements are terminated prior to the consummation of the Transaction.
6.     Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or SHI.
7.     Successors; Binding Agreement.
(a)     This Agreement shall inure to the benefit of and be enforceable by the Company and SHI and their respective successors and assigns, and by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die after terminating employment pursuant to Section 2(a) while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.
(b)     This Agreement shall not be terminated by any merger or consolidation of SHI whereby SHI is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of SHI. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.
8.     Notices. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be duly given upon receipt when delivered by United States mail, certified and return receipt requested, postage prepaid, addressed (i) if to the Executive, to the Executive’s most recent address as it appears in the records of the Company, if to the Company, to Alberto-Culver Company, 2525 Armitage Avenue, Melrose Park, Illinois, 60160, attention of the President, with a copy to the General Counsel, and if to SHI, to Sally Holdings, Inc., 3001 Colorado Boulevard, Denton, TX 76210, attention of the President, with a copy to the General Counsel, or (ii) to such other address as any party may have furnished to the other parties in writing in accordance herewith.
(b)     A written notice of the Executive’s termination of employment by SHI, New Sally or by the Executive, as the case may be, shall (i) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment and (ii) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive, SHI or New Sally to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive, SHI or New Sally hereunder or preclude the Executive, SHI or New Sally from asserting such fact or circumstance in enforcing the rights of the Executive, SHI or New Sally hereunder.
9.     Employment with Subsidiaries. Employment with SHI for purposes of this Agreement shall include (a) in the period prior to the Effective Time, employment with the Company, SHI or any corporation or other entity in which the Company or SHI has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors and (b) in the period at or after the Effective Time, employment with SHI, New Sally or any corporation or other entity in which New Sally has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.
10.     Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.
11.     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
12.     Miscellaneous. Capitalized terms not defined herein shall have the meanings assigned to them in the Severance Agreement. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of each of the Company and SHI, provided that after the Effective Time, a modification or waiver of this Agreement will not require the agreement of the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive, the Company or SHI to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive, the Company or SHI may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right under this Agreement. The rights of, and benefits payable to, the Executive (or the Executive’s estate or beneficiaries) pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive (or the Executive’s estate or beneficiaries) under any other employee benefit plan or compensation program of the Company, New Sally or SHI.
13.     Application of Section 409A. Notwithstanding the foregoing, if SHI or the Executive reasonably and in good faith determines that payment of any amount pursuant to this Agreement at the time provided for such payment would cause any amount so payable to be subject to Section 409A(a)(1) of the Code, then such amount shall instead be paid at the earliest time at which it may be paid without causing this Agreement to be subject to Section 409A(a)(1) and all of the provisions of this Agreement shall be interpreted in a manner consistent with this Section 13. SHI shall have the right to make such amendments, if any, to this Agreement as shall be necessary to avoid the application of Section 409A(a)(1) of the Code to the payments of amounts pursuant to this Agreement, and shall give prompt notice of any such amendment to the Executive. If SHI defers payments to the Executive pursuant to this Section 13, then SHI shall provide Executive with prompt written notice thereof, including reasonable explanation and the estimated date on which it has determined it is permitted to make the payments deferred under this Section 13. In any event, the payments will not take longer than 190 days from the Date of Termination, provided however that the medical insurance coverage and executive outplacement services to be provided under Schedule I shall extend beyond this period pursuant to the terms of Schedule I and provided further that to the extent it is determined that Section 409A would apply to such benefits if provided immediately after the Date of Termination, such benefit shall commence as soon as possible without being subject to Section 409A.
14.     Amendment. This Agreement cannot be amended except pursuant to a writing signed: (a) before the Effective Time, by the Executive, SHI, the Company and, unless the Agreement has terminated pursuant to Section 5, the Investor; provided that the Investor shall not unreasonably withhold its written consent to any such amendment; and (b) on or after the Effective Time, by the Executive, SHI and the Investor; provided that any amendment that adversely affects the Company in any manner shall be subject to the written consent of the Company.
IN WITNESS WHEREOF, the Company and SHI have each caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the dates set forth below.

ALBERTO-CULVER COMPANY
By:

Name: Its: Date:______________________

SALLY HOLDINGS, INC.
By:

Name: Its: Date: ______________________

EXECUTIVE Date: __________________________

SCHEDULE A
TO
TERMINATION AGREEMENT
Lump Sum Payment
Within 30 days following the date of termination of the Executive’s employment with the Company in accordance with Section 2 of the Agreement (the “Date of Termination”), provided that SHI has received a customary release (which release shall extend to all claims against the Company, SHI, CD&R and their respective affiliates and agents) signed by the Executive, SHI shall pay to the Executive a lump sum payment equal to [2][1.5][1] times the Executive’s annual base salary at the Date of Termination from the Company and its affiliated companies or SHI and its affiliated companies, as the case may be, if the Date of Termination is prior to the Effective Time and [2.49][1.99][1.49] times if the Date of Termination is after the Effective Time, plus [2][1.5][1] times the average of the dollar amount of the Executive’s actual or annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company and its affiliated companies or SHI and its affiliated companies for less than 12 full months) annual bonus, paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies or SHI and its affiliated companies in respect of the five fiscal years of the Company or SHI (or such portion thereof during which the Executive performed services for the Company and its affiliated companies or SHI and its affiliated companies if the Executive shall have been employed by the Company and its affiliated companies or SHI and its affiliated companies for less than such five fiscal year period) immediately preceding the fiscal year in which the Date of Termination occurs if the Date of Termination is prior to the Effective Time and [2.49][1.99][1.49] times if the Date of Termination is after the Effective Time.
Benefits
Medical Insurance Continuation. For a period of 18 months commencing on the Date of Termination, SHI shall continue to keep in full force and effect all policies of medical insurance with respect to the Executive and his or her dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination (such coverage, the “Date of Termination Coverage”) or, if more favorable to the Executive, as provided generally with respect to other peer executives of SHI and its affiliated companies and SHI and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination, provided, however, that SHI’s obligation to continue to provide this benefit shall terminate at such time that the Executive commences employment with another employer and becomes eligible to receive medical insurance coverage under an employer-provided plan that is generally comparable to the Date of Termination Coverage. The coverage provided hereunder shall be applied toward the satisfaction of, and shall not supplement, the Executive’s right to continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state law.
Executive Outplacement. SHI will pay for and provide to the Executive outplacement services with an outplacement firm of Executive’s choosing, provided that SHI shall not be responsible to pay for such services to the extent such services (i) exceed $12,000 or (ii) are provided more than one year following the Date of Termination.